                                                                    EXHIBIT 10.8


                          SPONSORED RESEARCH AGREEMENT

         This Sponsored Research Agreement (the "Agreement") is made by and between The University of Texas Southwestern Medical Center at Dallas ("University"), a component institution of The University of Texas System ("System"), and Geron Corporation, a Delaware corporation with its principal place of business at 21375 Cabot Blvd., Hayward, California 94545 ("Sponsor").

                                    RECITALS

         WHEREAS, Sponsor desires that University perform certain research work hereinafter described and is willing to advance funds to sponsor such research;

         WHEREAS, Sponsor desires to obtain certain rights to patents and technology developed during the course of such research with a view to profitable commercialization of such patents and technology for the Sponsor's benefit; and

         WHEREAS, University is willing to perform such research and to grant such option rights to such patents and technology;

         NOW THEREFORE, in consideration of the mutual covenants and promises herein contained, the University and Sponsor agree as follows:

                                I. EFFECTIVE DATE

         This Agreement shall be effective as of September 8, 1992 (the "Effective Date").

                              II. RESEARCH PROGRAM

         2.1 University will use its best efforts to conduct the Research Program described in Attachment A ("Research Program") and will furnish the facilities necessary to carry out the Research Program. The Research Program will be under the direction of Professors W.E. Wright and J.W. Shay (the "Principal Investigators") and will be conducted at the University.

         2.2 The Research Program shall be performed during the one year period commencing on the Effective Date, subject to extension for up to two additional one-year periods ("Extension Periods") upon Sponsor's written elections given at least sixty (60) days before the beginning of the applicable one-year Extension Period. Sponsor shall have the option of further extending the Research Program under mutually agreeable support terms not less favorable to Sponsor than those hereof.

         2.3 Sponsor understands that University's primary mission is education and advancement of knowledge, and consequently, the Research Program will be designed to carry out that mission. The manner of performance of the Research Program shall be determined solely by the Principal Investigators. University does not guarantee specific results, and the Research Program will be conducted only on a best efforts basis.

         2.4 University will keep accurate financial and scientific records relating to the Research Program and will make such records available to Sponsor or its authorized representa-

                                       2.

tive throughout the Term, as defined herein, of the Agreement during normal business hours upon reasonable notice.

         2.5 Sponsor understands that University may be involved in similar research through other researchers on behalf of itself and others. University shall be free to continue such research provided that it is conducted separately and by different investigators from the Research Program, and Sponsor shall not gain any rights via this Agreement to such other research.

         2.6 University does not guarantee that any patent rights will result from the Research Program, that the scope of any patent rights obtained will cover Sponsor's commercial interests, or that any such patent rights will be free of dominance by other patents, including those based upon inventions made by other inventors in the System independent of the Research Program (however, the University is unaware of any such dominant patent).

                                III. COMPENSATION

         3.1 As consideration for the performance by University of its obligations under this Agreement, Sponsor will pay the University an amount equal to its expenditures and reasonable overhead (at the rate of [ * ] of such expenditures) in conducting the Research Program subject to a maximum expenditure (including overhead) limitation of [ * ] . If Sponsor elects to extend the Research Program (a) for the first Extension Period, the maximum expenditure limitation will be [ * ] or (b) for the

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


                                       3.
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second Extension Period, the maximum expenditure limitation will be [ * ].
For each one year period of the Research Program, an initial payment of [ * ] percent of the maximum expenditure limit for that period shall be made promptly following the beginning of such period and subsequent equal payments shall be made three, six and nine months thereafter, provided this Agreement has not been terminated.

         3.2 University shall maintain all Research Program funds in a separate account and shall expend such funds for wages, supplies, equipment, travel, and other operation expenses in connection with the Research Program and substantially in accordance with the budget summary attached hereto and designated Attachment C. It is understood that funds for the Research Program which are not used in a particular quarter or during the initial one year period of this Agreement or any applicable Extension Period may be used in subsequent quarters or periods during the Term of this Agreement.

         3.3 University shall retain title to all equipment purchased and/or fabricated by it with funds provided by Sponsor under this Agreement.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


                                       4.
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                          IV. CONSULTATION AND REPORTS

         4.1 Sponsor's designated representative for consultation and communications with the Principal Investigators shall be Michael West or such other person as Sponsor may from time to time designate in writing to University and the Principal Investigators ("Designated Representative").

         4.2 During the Term of the Agreement, Sponsor's representatives may consult informally with University's representatives regarding the project, both personally and by telephone. Access to work carried on in University laboratories in the course of these investigations shall be entirely under the control of University personnel but shall be made available on a reasonable basis for observance of the work.

         4.3 The Principal Investigators will make up to four oral reports each year as requested by Sponsor's Designated Representative. At the conclusion of the Research Project, the Principal Investigators and University's Office of Accounting shall submit a final technical and financial report, respectively, summarizing the Research Program within ninety (90) days of termination of the Agreement which shall contain:

             (a) A detailed summary of income and expenses of the Research Program (Office of Accounting); and

             (b) A report of all activities undertaken and accomplishments achieved through the Research Program during the project (Principal Investigators).

                                       5.
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                                  V. PUBLICITY

         Except as required by the Texas Open Records Act or other law or regulation, no press release or any other written statements in connection with work performed under this Agreement intended for use in the public media making any reference to one party hereunder shall be made by the other party. University, however, shall have the right to acknowledge Sponsor's support of the investigations under this Agreement in scientific or academic publications and other scientific or academic communications, without Sponsor's prior approval. In any such statements, the parties shall describe the scope and nature of their participation accurately and appropriately.

                       VI. PUBLICATION AND ACADEMIC RIGHTS

         6.1 University and the Principal Investigators have the right to publish or otherwise publicly disclose information gained as the result of their research in the course of this Agreement. In order to avoid loss of patent rights as a result of premature public disclosure of patentable information, University or the Principal Investigators will submit any prepublication materials and a summary of any other planned public disclosure to Sponsor for review and comment at least forty-five (45) days prior to the planned submission for publication. The Principal Investigators will have all members of their research groups submit all such prepublication materials and planned public disclosures to the Principal Investigators for submission to Sponsor as set forth in the preceding sentence.

                                       6.

Sponsor shall notify University within thirty (30) days of receipt of such materials whether it desires University to file patent applications on any inventions contained in the materials; and, if University agrees to do so, it will promptly proceed to file the patent application(s) in due course pursuant to the provisions of Attachment B. In such case, University and the Principal Investigators will delay publication and any other disclosure for up to forty-five (45) additional days to ensure that such filings are made before publication or other disclosure. University and the Principal Investigators shall have final authority to determine the scope and content of any publications, but University and the Principal Investigators will consider in good faith suggestions by Sponsor.

         6.2 It is understood that, subject to Section 6.1, the Principal Investigators may discuss the research being performed under this Agreement with other investigators but shall not reveal information which is Sponsor's Confidential Information under Article VII hereof. In the event any joint inventions result, University shall grant to Sponsor the rights outlined in Attachment B to this Agreement, to the extent these are not in conflict with obligations to another party as a result of the involvement of the other investigator(s). In this latter case of a conflict, University shall, in good faith, exercise reasonable efforts to enable Sponsor to obtain rights to the joint invention. If Sponsor obtains rights to the portion of the joint invention not developed by the Principal Investigators, then no

                                       7.

royalty payments shall be due pursuant to this Agreement by Sponsor to University with respect to such portion.

                          VII. CONFIDENTIAL INFORMATION

         The parties may wish, from time to time, in connection with work contemplated under this Agreement, to disclose confidential information to each other ("Confidential Information"). Subject to the rights of Sponsor under the Patent License Agreement that may come into effect (the "License Agreement"), each party agrees not to use the other party's Confidential Information (other than for purposes contemplated by this Agreement or the License Agreement) and each will use reasonable efforts to prevent the disclosure to third parties of any of the other party's Confidential Information for a period of three (3) years from receipt thereof, provided that the recipient party's obligation hereunder shall not apply to information that the recipient party can show:

         (1) is not disclosed in writing or reduced to writing and so marked with an appropriate confidentiality legend within thirty (30) days of disclosure;

         (2) is already in the recipient party's possession at the time of disclosure thereof;

         (3) is or later becomes part of the public domain through no fault of the recipient party;

         (4) is received from a third party having no obligations of confidentiality to the disclosing party;

         (5) is independently developed by the recipient party;

                                       8.

         (6) is required by law or regulation to be disclosed (including, without limitation, in connection with FDA filings), provided that the recipient party uses reasonable efforts to restrict disclosure and to obtain confidential treatment; or

         (7) is made available by the disclosing party to a third party without similar restrictions.

                VIII. PATENTS, COPYRIGHTS, AND TECHNOLOGY RIGHTS

         As partial consideration for payments made by Sponsor hereunder, Sponsor and University agree to the terms concerning patents, copyrights, and technology rights set forth in Attachment B.

                                  IX. LIABILITY

         9.1 Subject to Section 9.2, Sponsor agrees to indemnify and hold harmless System, University, their Regents, officers, agents and employees from any liability, loss or damage they may suffer as a result of claims, demands, costs or judgments against them arising out of the Sponsor's activities to be carried out pursuant to the obligations of this Agreement, and the use by Sponsor of the results obtained from the activities performed by University under this Agreement; provided, however, that any such liability, loss or damage resulting from the following Subsections "a" or "b" is excluded from Sponsor's obligation to indemnify and hold harmless:

                                       9.

             (a) the negligent failure of University to substantially comply with any applicable FDA or other governmental requirements; or

             (b) the negligence or willful malfeasance of any Regent, officer, agent or employee of University or System.

         9.2 Both parties agree that upon receipt of a notice of claim or action for which indemnity may be claimed (or any threat thereof), the party receiving such notice will notify the other party promptly. Sponsor agrees, at its own expense, to provide attorneys to defend against any actions brought or filed against University, System, their Regents, officers, agents and/or employees with respect to the subject of the indemnity contained herein, whether such claims or actions are rightfully brought or filed; and subject to the statutory duty of the Texas Attorney General, University agrees to cooperate with Sponsor in the defense of such claim or action, including provision of consent to settlement of such claims or actions, which consent shall not be unreasonably withheld.

         9.3 To the extent System, University, their Regents, officers, agents and employees are entitled to indemnification pursuant to any other agreement including, without limitation, any license agreement between the Sponsor and the System or the University, the provisions of such other agreement shall govern and this Section 9 shall not be applicable.

                                       10.

                            X. INDEPENDENT CONTRACTOR

         For the purposes of this Agreement and all services to be provided hereunder, the parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other party. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other party, except as may be expressly provided for herein or authorized in writing.

                            XI. TERM AND TERMINATION

         11.1 This Agreement shall commence on the Effective Date and extend until the end of the Research Program as described hereinabove, unless sooner terminated in accordance with the provisions of this Section ("Term").

         11.2 This Agreement may be terminated by the written agreement of both parties.

         11.3 In the event that either party shall be in default of its material obligations under this agreement and shall fail to remedy such default within sixty (60) days after receipt of written notice thereof, this Agreement shall terminate upon expiration of the sixty (60) day period.

         11.4 Termination or cancellation of this Agreement shall not affect the rights and obligations of the parties accrued prior to termination. As its sole liability upon termination, Sponsor shall pay University for all reasonable expenses incurred or committed to be expended as of the effective termination date, including salaries for appointees for the

                                       11.

remainder of their appointment; provided, however, that Sponsor shall not be obligated to pay more than the amount remaining unpaid under Section 3.1 (not including any amounts relating to Research Program extensions not elected by Sponsor) and that the University shall use its reasonable efforts to cancel commitments and reallocate supplies, people and other resources to minimize the payment by Sponsor.

         11.5 Any provisions of this Agreement which by their nature extend beyond termination hereof shall survive such termination.

                                XII. ATTACHMENTS

         Attachments A, B and C are incorporated herein and made a part hereof for all purposes.

                            XIII. MATERIALS TRANSFER

         13.1 It is contemplated that the University and the Sponsor will, during the course of the Research Program, exchange various biological materials, including, without limitation, cell lines, vectors, and associated know-how and data ("Material") owned by or proprietary to the party providing such materials (or proprietary to a third party from which such materials were obtained) ("Disclosing Party") to the other party ("Receiving Party"). The Disclosing Party shall be free, in its sole discretion, to distribute its Material provided to the Receiving Party to others and to use it for its own purposes.

         13.2 The Sponsor's Material shall be used by the Principal Investigators solely in connection with the Research

                                       12.

Program and not for any other purpose without the prior written consent of Sponsor, which consent shall not be unreasonably withheld. The University shall not distribute, release, or in any way disclose Sponsor's Material to any person or entity other than laboratory personnel under the Principal Investigators' direct supervision.

         13.3 The Receiving Party shall ensure that no one will be allowed to take or send Material to any other location, unless written permission is obtained from the Disclosing Party. The Material is made available by University and Sponsor for investigational use only in laboratory animals or in vitro experiments. Neither the Material nor any biological materials treated therewith will be used in human beings.

         13.4 This Agreement and the resulting transfer of Material constitute a license to use the Material solely for purposes of the Research Program. Except as otherwise provided in this Agreement, the Receiving Party agrees that nothing pursuant to this Section XIII shall be deemed to grant any rights under any patents. At the request of the Disclosing Party, the Receiving Party will return all unused Material, whether or not during the Term.

         13.5 The Material is experimental in nature and it is provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THERE IS NO REPRESENTATION OR WARRANTY THAT THE USE OF THE MATERIAL WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

                                       13.

         13.6 In no event shall the Disclosing Party be liable for any use by the Receiving Party of the Material or any loss, claim, damage or liability, of whatsoever kind or nature, which may arise from or in connection with this Agreement or the use, handling or storage of the Material.

         13.7 The Receiving Party will use the Material in compliance with all laws, governmental regulations and guidelines applicable to the Material, including any specially applicable to research with recombinant DNA.

                                  XIV. GENERAL

         14.1 This Agreement may be assigned by Sponsor only in connection with an acquisition (by whatever means) or the sale or merger of substantially all of its related business to or with another, and otherwise only with the consent of University, not to be unreasonably withheld. University may not assign this Agreement without the consent of Sponsor.

         14.2 This Agreement constitutes the entire and only agreement between the parties relating to the Research Program, and all prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the parties.

         14.3 Any notice required by this Agreement by Articles VIII, IX or XI shall be given by prepaid, first class, certified

                                       14.

mail, return receipt requested, addressed in the case of University to:

         Office of General Counsel
         The University of Texas System
         201 West Seventh Street
         Austin, Texas 78701
         ATTN: Intellectual Property Section
         FAX: (512) 499-4523
         PHONE: (512) 499-4462

         The University of Texas Southwestern
           Medical Center at Dallas
         5323 Harry Hines Boulevard
         Dallas, Texas 75235-9013
         ATTN: Peter H. Fitzgerald
               Executive Vice President for Business Affairs
         FAX: (214) 688-3944
         PHONE: (214) 688-3572

or in the case of Sponsor to:

         Geron Corporation
         21375 Cabot Blvd.
         Hayward, CA  94545
         Attn:  Vice President, Finance & Administration
         FAX: (510) 670-8960
         PHONE: (510) 670-8900

or at such other addresses as may be given from time to time in accordance with the terms of this notice provision.

         Notices and other communications regarding the day-to-day administration and operation of this Agreement shall be mailed (or otherwise delivered), and addressed in the case of University to:

         The University of Texas Southwestern
           Medical Center at Dallas
         5323 Harry Hines Blvd.
         Dallas, Texas 75235-9062
         Attn: Gerald Mussey
         FAX: (214) 688-8805
         PHONE: (214) 688-8748

                                       15.

or in the case of Sponsor to:

         Geron Corporation
         21375 Cabot Blvd.
         Hayward, CA  94545
         Attn:  Michael West
         FAX: (510) 670-8960
         PHONE: (510) 670-8900

         14.4 This Agreement shall be governed by, construed, and enforced in accordance with the internal laws of the State of Texas.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

GERON CORPORATION                               THE UNIVERSITY OF TEXAS
                                                SOUTHWESTERN MEDICAL CENTER
                                                AT DALLAS


By: /s/ Alexander E. Barkas                     By: /s/ Peter H. Fitzgerald
    --------------------------                      --------------------------
    Alexander E. Barkas, Ph.D.                      Peter H. Fitzgerald
    Acting Chief Executive                          Executive Vice President
    Officer                                         for Business Affairs

Date:                                           Date: September 24, 1992
      ------------------------                        ------------------------

                                       16.

                                  Attachment A

                         DESCRIPTION OF RESEARCH PROGRAM

                Sponsored Research Proposal to Geron Corporation
               The Role of Telomeres in Regulating Gene Expression
                                 August 10, 1992

Submitted by:

Jerry W. Shay, Ph.D. and Woodring E. Wright, M.D., Ph.D.
Co-Principal Investigators
The University of Texas Southwestern Medical Center at Dallas
Department of Cell Biology and Neuroscience
5323 Harry Hines Boulevard
Dallas, Texas 75235-9039

         The Research Program will include all work done by or under the direction of Drs. Shay and Wright investigating the modulation of telomerase activity, the modulation of telomere length, and genes regulated by telomere length including, without limitation, the following:

Background:

         All normal diploid vertebrate cells have a limited capacity to proliferate, a phenomenon that has come to be known as the Hayflick limit or replicative senescence. In human fibroblasts, this limit occurs after 50-80 population doublings, after which the cells remain in a viable but non-dividing senescent state for many months. This contrasts to the behavior of most cancer cells, which have escaped from the controls limiting their proliferative capacity and are effectively immortal.

         A variety of hypotheses have been advanced over the years to explain the causes of cellular senescence. One that has received much recent attention concerns the role of the distal ends of chromosomes called telomeres. The hypothesis is that somatic cells lack the ability to replicate the very ends of DNA molecules. This results in a progressive shortening of the ends of the chromosomes until some essential gene(s) is eliminated, at which time the cell loses the capacity to proliferate. The first experimental evidence supporting this model was the demonstration that the telomeres of the X chromosome are heterogeneous in size and considerably smaller in somatic than germ cells. In 1990, a progressive shortening of telomeres with age in blood and colonic mucosa from human donors was found, and it was also shown that the average telomere length in cultured human fibroblasts decreased as a function of the number of population doublings in culture.

         Replication of the very ends of DNA molecules can be accomplished by the ribonucleoprotein enzyme telomere terminal transferase (telomerase). Mutations in the RNA component of telomerase causes telomere shortening and senescence in tetrahymena, further supporting the role of telomeres in replicative senescence. Immortal human cancer cells have been shown to have telomerase activity and are thus able to maintain the length of their telomeres.

Project 1. A simplified diagnostic test for telomere length.

         [ * ]

Project 2.  An improved telomerase assay.

         [ * ]


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.



                                       2.

         [ * ]

Project 3:  A method to retard telomere shortening.

         [ * ]

Project 4.  Inhibition of telomerase in cancer cells.

         [ * ]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


                                       3.

        [ * ]

Project 5.  Identification of genes and unique sequences located near telomeres.

        [ * ]




* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                       4.

                                  Attachment B

                   PATENTS, COPYRIGHTS, AND TECHNOLOGY RIGHTS

     1. The following terms shall have the indicated meanings when used in this
Attachment:

     a. "Agreement" shall mean that certain Sponsored Research Agreement to which this Attachment is affixed between The University of Texas Southwestern Medical Center at Dallas ("University"), and Geron Corporation ("Sponsor"), of even date herewith.

     b. "Invention" shall mean any discovery, concept, or idea, whether or not patentable, made by the University and/or the Principal Investigators during the Research Program, and arising directly from the performance of the Research Program, including but not limited to processes, methods, software, tangible research products, formulas and techniques, improvements thereto, and know-how related thereto.

     c. "Patent Expenses" shall mean any expenses, including attorney's fees, incurred in searching prior art, obtaining search opinions, preparing applications, filing, prosecuting, enforcing or maintaining a patent or patent application with respect to Patent Rights in any country in which the patent or patent application is filed.

     d. "Patent Rights" shall mean any patent application or patent covering any Invention made by The University and/or the Principal Investigators during the course of the Research Program and arising directly from the performance of the Research Program, including any continuation, continuations-in-part, divisional applications, substitutions, extensions or additions thereto, and any corresponding foreign patent applications or patents based on such applications or patents.

     e. "Technology Rights" shall mean University rights under state and federal laws, including the laws of copyright, trade secret, and unfair competition, in unpatented Inventions, know-how, software and other technology developed by The University and/or the Principal Investigators during the Research Program and arising directly from the performance of the Research Program.

     f. Capitalized terms used in this Attachment that are not defined herein shall have the meanings ascribed to such terms in the Agreement.

     2. Any Patent Rights and Technology Rights, including Inventions or copyrightable works made during the course of the Research Program, solely by University personnel shall be the property of University and any Patent Rights made during the course of the Research Program jointly by University and Sponsor personnel shall be jointly owned by University and Sponsor. Rights arise during the Research Program if they are either conceived or reduced to practice during the Research Program.

     3. After consultation with Sponsor, University at its sole election may prepare and file appropriate United States and foreign patent applications for Inventions. Sponsor may select counsel to prepare and file such applications with the consent of University, which consent shall not be unreasonably withheld. University and Sponsor, on a confidential basis, will exchange a copy of any such application filed and any documents received or filed during prosecution thereof and will provide each other with the opportunity to comment thereon. On any application on which an employee of Sponsor is named as a co-inventor, Sponsor will cooperate in obtaining execution of any necessary documents by its employees. In the event that University does not file or diligently pursue any patent application in a manner which Sponsor reasonably concludes will materially prejudice the ability to obtain a patent covering substantially the claims set forth in the application, Sponsor may assume responsibility for such patent application on behalf of and in the name of University.

     4. As partial consideration for Sponsor's obligation to make the payments described in Article 3 of the Agreement, University grants to Sponsor an option to negotiate a worldwide, royalty-bearing exclusive license under Patent Rights and Technology Rights to practice any Invention and use any technology made in the course of the Research Program. Such option shall be exercisable in the following manner: Whenever Sponsor or University, in their good faith judgment, believes that it has a commercially exploitable item within Patent/Rights and Technology Rights ("Item"), it shall present the Item to Sponsor or University, as the case may be, on a confidential basis. Within ninety (90) days after any presentation by Sponsor to University, Sponsor shall notify University in writing if it wishes to exercise its option for that Item. In the event that Sponsor decides to obtain a license, a license agreement shall be negotiated in good faith and entered into in accordance with the provisions of Section 7 of this Attachment B. University grants

                                       2.

to Sponsor the exclusive right to negotiate and enter into a license agreement anytime during the term of, and within six (6) months after termination of, this Agreement. Within such period, Sponsor may extend for an additional one and one-half (1 1/2) years after such period its exclusive right by payment of [ * ].

     5. In the event Sponsor elects to exercise its option as to any Item, in accordance with the procedures detailed above, it shall be obligated to pay all Patent Expenses for such Item. This shall include but not be limited to the cost of any prior activities investigating patentability of the Item before exercise of the option, such as search and opinion for patentability that may have been performed by University pursuant to its arrival at a judgment of commercially exploitable status. It is contemplated that, in the majority of instances, Sponsor will be asked to determine whether it will exercise its option prior to the filing of the first patent application.

     6. Sponsor may exercise its option on Patent Rights and Technology Rights by informing the University and System as provided for in the Agreement at
Section 14.3 of the identity of the Item within Patent Rights and Technology Rights and by providing a written statement of its intention to develop the Item, or cause the Item to be developed, for public use as soon as practicable, consistent with sound and reasonable business practices and judgment.

        7. Any license to Patent Rights and Technology Rights granted to Sponsor, as provided herein, shall be in the same form and substance of agreement as the License Agreement (draft dated August 21, 1992 or as superceded by the form and substance of the License Agreement as modified and executed by the parties), except as to royalty rate. The royalty rate in any such license agreement shall be [ * ] of Net Sales in respect of Licensed Products sold for use as a human therapeutic and [ * ] of Net Sales in respect of Licensed Products sold for other applications; provided, however, either party may request that either or both of these royalty rates be increased or decreased up to [ * ]. The parties will negotiate in good faith with respect to such possible adjustment taking into account the past and future contributions of the parties with respect to research, development and commercialization and whether the existing royalty rate is unreasonable under the circumstances. The adjustment will be effective upon mutual agreement, or if the parties cannot agree, upon the decision of an independent arbitrator selected by University and Sponsor. Any arbitration shall be at the expense of Sponsor. Within the Licensed Field, as that term is defined in the License Agreement entered into as of this date, it is agreed that any technology within such Licensed Field shall be added by amendment to such existing License Agreement. Regardless of the


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                       3.

form of any license agreement, such agreement shall include at least the following terms and conditions:

     (a) a reasonable and customary running royalty on net sales from licensed products;

     (b) the right of Sponsor to grant sublicenses, with payment to the University of [ * ] of any royalties or other proceeds received by Sponsor;

     (c) a commitment by Sponsor and any sublicensee to diligently develop and commercialize the licensed invention and technology. In the event Sponsor does not achieve its commitment, its license shall terminate upon written notice by University;

     (d) a term that does not exceed any limits imposed by law;

     (e) retention by the University of the complete royalty-free right to use any Patent Rights and Technology Rights, including any licensed Inventions, technology, or software for teaching, research, or other educational or academic purposes;

     (f) reservation of the rights of the Government of the United States of America, as set forth in Public Law 96- 517, if applicable; and

     (g) an indemnification by Sponsor of University, System and their Regents, officers, employees, and agents from all liability arising from Sponsor's development, marketing, and use of any Patent Rights or Technology Rights.

     8. Subject to confidential treatment by Sponsor of University Confidential Information that may be disclosed thereunder, University grants Sponsor a fully paid-up, nonexclusive license under its copyrights to make a reasonable number of copies for its internal needs, and to make derivative works, from any written report prepared and delivered to Sponsor in accordance with this Agreement.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                       4.

                                  ATTACHMENT C

                                 BUDGET SUMMARY

                   FOR September 8, 1992 to September 7, 1993

PERSONNEL
                                Level (%)    Person-months    Direct Costs ($)

Graduate Students:

Technicians:

Postdoctorals:

     Yan Ying, Ph.D.              100%        [ * ]              [ * ]
     Yury Romanchikov, Ph.D.      100%        [ * ]              [ * ]
     Dana Brasiskyte, Ph.D.       100%        [ * ]              [ * ]

Secretarial:

TOTAL DIRECT PERSONNEL:                                          [ * ]

FRINGE BENEFITS:
     (30.9% of direct

     personnel costs)                                            [ * ]

TUITION AND FEES

SUPPLIES AND EXPENDABLES                                         [ * ]

TOTAL DIRECT COSTS                                               [ * ]

INDIRECT COSTS
     (20% of total

     direct costs)                                               [ * ]

TOTAL PROJECT COST                                               [ * ]
                                                                 --------

Drs. Jerry W. Shay and Woodring E. Wright will be co-principal investigators on this three year project and can spend the funds without time restrictions (i.e. without expiration dates) in any manner that they consider appropriate. This includes rebudgeting funds for such items as U.T. Southwestern parking fees, entertainment (including A.W. Harris Faculty club dues, refreshments for laboratory meetings, recruitment, and actual travel expenses).

Estimate of budget summary of direct costs for future years:
YEAR 2  [ * ]
YEAR 3  [ * ]

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.